Exhibit 10.60

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of April 21, 2016 (the “Effective Date”), by and between the Sellers and IPT ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”).    Capitalized terms used herein shall have the meaning given to such terms in APPENDIX A attached hereto.

W I T N E S S E T H:

Each Seller Entity is the owner of its Respective Property. On the terms set forth herein, each Seller Entity desires to sell its Respective Property to Purchaser and Purchaser desires to purchase each Respective Property from the applicable Seller Entity.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1       Agreement of Purchase and Sale.  Subject to the terms and conditions hereinafter set forth, each Seller Entity agrees to sell and convey its Respective Property to Purchaser and Purchaser agrees to purchase each Respective Property from the applicable Seller Entity.

1.2       Excluded Property.    Notwithstanding anything to the contrary contained above: (a) Sellers reserve the right to retain copies of all digital information and paper copies of all information related to, or associated with the Properties; and (b) the Conveyed Assets shall not include any: (i) bank accounts of any Seller Entity; (ii) any Seller Entity’s rights to payments of Delinquent Rent pursuant to Section 4.4.6 below; or (iii) any Excluded Information.

1.3       Permitted Exceptions.  Each Property shall be conveyed subject to the matters which are listed as permitted exceptions on the Property Exhibits for each Property and which are deemed to be, Permitted Exceptions pursuant to ARTICLE II hereof or as otherwise expressly set forth in this Agreement (herein collectively referred to as the “Permitted Exceptions”).

1.4       Purchase Price.  Sellers are to sell and Purchaser is to purchase the Properties for an aggregate total of ONE HUNDRED EIGHTY SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($187,500,000.00) (the “Purchase Price”), which Purchase Price is allocated among the Properties in accordance with the Allocated Purchase Price for each Property.

1.5       Payment of Purchase Price.  The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to an escrow bank account of the Escrow Agent (as defined in Section 1.6 below).

1.6       Earnest Money.

(a)       Within one (1) business days after the Effective Date, Purchaser shall deposit with First Nationwide Title, 220 East 42nd Street, Suite 3105, New York, NY 10017 (the “Escrow Agent”), the Deposit in good funds, by federal wire transfer. The Escrow Agent shall hold the Deposit in an interest-bearing account in accordance with the terms and conditions of an escrow agreement entered into among Sellers, Purchaser and Escrow Agent simultaneously with the execution of this Agreement. The Deposit and all interest earned thereon shall be collectively referred to as the “Earnest Money”. All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Purchaser’s failure to make the Deposit when required shall be a default by Purchaser hereunder and result in a termination of this Agreement.

(b)       The “Deposit” shall mean the sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00).

1.7       Independent Consideration.  Notwithstanding anything to the contrary in this Agreement, in the event any provision hereof allows for the return of the Earnest Money to Purchaser, such amount shall be returned to Purchaser less One Thousand and No/100 Dollars ($1,000.00), which shall be paid to and allocated among the Sellers as independent consideration for entering into this Agreement and shall not be refundable in all events.

ARTICLE II

TITLE AND SURVEY

2.1       Commitment for Title Insurance.  Prior to the Effective Date, Sellers have delivered to Purchaser the Title Commitments prepared by First Nationwide Title, 220 East 42nd Street, Suite 3105, New York, NY 10017, as policy issuing agent for Stewart Title Insurance Company (the “Title Company”).

2.2       Survey.    Prior to the Effective Date, Sellers has delivered the Surveys to Purchaser, each certified as directed by Purchaser.    The actual cost of the Surveys incurred by Sellers (less the costs incurred by Purchaser to update the Surveys as provided below in this sentence) shall be reimbursed by Purchaser at Closing should Closing occur; provided, however, that Purchaser shall not be responsible to reimburse Seller for any survey costs in excess of an amount equal to $32,410.00 less the cost of the Survey updates obtained by Purchaser prior to Closing (the “Survey Cap Amount”). Any modifications or additions to the Surveys requested or required by Purchaser shall be performed at Purchaser’s sole cost and expense.

2.3       Monetary Liens.  At or prior to Closing, each Seller Entity shall cause to be removed any mortgages or other similar security instruments that were recorded against their Respective Property or any other monetary liens that resulted from act or omission of each Seller Entity as to their Respective Property (collectively, “Monetary Liens”); provided, however, that with respect to Monetary Liens that are not mortgages or similar security instruments, Seller may cause the same to be insured over with the prior approval of Purchaser as to the form of such title insurance endorsement, such approval not to be unreasonably withheld.

2.4       Conveyance of Title. At Closing, each Seller Entity shall convey and transfer to Purchaser such title to its Respective Property as will enable the Title Company to issue to Purchaser at Closing a Title Insurance Policy covering such Respective Property. It shall not be a condition to Closing that any Title Insurance Policy contain any endorsements, except (i) as provided in Section 4.10 solely with respect to the Redlands Property and the Becton ROFR, and (ii) as provided in Section 2.5 with respect to a Material Exception first arising after the Effective Date that Seller elects to cure. Notwithstanding anything contained herein to the contrary, each Respective Property shall be conveyed subject to (and the applicable Title Insurance Policy may be subject to or contain exceptions for) the following matters, all of which shall be deemed to be Permitted Exceptions:

2.4.1    the rights of Tenant(s) of such Respective Property under the Assigned Leases, as tenants only, with no right or option to purchase the Respective Property;

2.4.2    the lien of all ad valorem real estate taxes and assessments for the year in which Closing occurs, not yet due and payable as of the Closing Date;

2.4.3    local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Respective Property;

2.4.4    items which are Permitted Exceptions (as expressly provided herein as of the Effective Date) or become Permitted Exceptions pursuant to Section 2.5 hereof; and

2.4.5    acts done or caused by or through Purchaser or matters arising by virtue of the identity or status of Purchaser.

2.5       Amendments to Title Commitment.   All exceptions to title other than Material Exceptions (as hereinafter defined) first raised by the Title Company in any amendments to any Title Commitment issued after the Effective Date shall be Permitted Exceptions. Purchaser shall have the right to object to any Material Exceptions first raised by the Title Company in any amendments to any Title Commitment issued after the Effective Date by giving written notice to Seller Contract Agent of the Material Exceptions to which Purchaser is objecting (a “Title Objection Notice”) within five (5) business days after the issuance of any such amendment (or the Closing Date, whichever is earlier). If Purchaser does not object to any Material Exceptions first raised in an amendment to any Title Commitment issued after the Effective Date by giving timely written notice as herein provided, such Material Exception shall be a Permitted Exception. In the event Purchaser gives timely written notice of objection to any Material Exception as herein provided, the Seller Contract Agent shall have five (5) business days to respond to such on behalf of the applicable Seller Entity (a “Title Response”) (and the Closing Date shall be extended as necessary to allow for Seller Contract Agent to respond to Purchaser’s notice, if at all). If Seller Contract Agent elects not to cure (or fails to provide a Title Response within five (5) business days) any exceptions to title set forth in a Title Objection Notice or if, after electing to attempt to cure, Seller Contract Agent determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions (other than removal of Monetary Liens) and Seller Contract Agent notifies Purchaser of such, Purchaser’s sole remedy hereunder in such event shall be either: (i) to accept title to the applicable Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price and such uncured exception shall be deemed Permitted Exceptions hereunder, or (ii) to terminate this Agreement as to all Properties, whereupon the Earnest Money shall be returned to Purchaser and neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. To terminate this Agreement pursuant to this Section 2.5, Purchaser must give written notice to Seller Contract Agent of its election to terminate not later than (i) five (5) business days after receipt of a Title Response that states Seller elects not to attempt to cure, (ii) five (5) business days after Seller is deemed to elect not to cure, (iii) five (5) business days after receipt of written notice from Seller that, having previously elected to attempt to cure, that it is unable or unwilling to do so, or (iv) at Closing if Seller fails to cure any items Seller has elected to cure. If Purchaser fails to give timely notice of its election to terminate for any reason whatsoever, such exception shall be deemed to be a Permitted Exception. As used herein, a “Material Exception” shall be: (a) any right or claim of a third party to fee title to a Property, (b) any lien against the Property not otherwise permitted hereunder, (c) any Monetary Lien, (d) any litigation matter encumbering a Property, (e) any liens or encumbrances caused by a Seller Entity and not otherwise expressly permitted hereunder, (f) any condition with respect to a Property which constitutes a violation of applicable law, or (g) any other matter not otherwise permitted under this Agreement which, in Purchaser’s reasonable determination, would materially and adversely interfere with the continued use and operation of the Property as the same is currently used and operated. Notwithstanding anything to the contrary herein, each Seller Entity shall be permitted in its sole discretion and without any notification to Purchaser, to modify any Monetary Liens at any time prior to the Closing, provided that such Monetary Liens, as modified, shall be removed or insured over as provided in Section 2.3.5.

ARTICLE III

INSPECTIONS

3.1       Terms of Inspection.

3.1.1    Purchaser acknowledges that it was given an opportunity to inspect the Properties, and that it previously inspected the Properties. Purchaser acknowledges that it is satisfied with the results of its inspection and investigations of the Properties. Notwithstanding the foregoing, during the period beginning upon the Effective Date and ending at Closing (or the earlier termination of this Agreement), Purchaser shall have the right to make a physical inspection of the Properties (but Purchaser may not do any invasive testing, such as core sampling or drilling wells, without Seller Contract Agent’s prior written approval) and to examine at such place or places designated by Seller Contract Agent any operating files maintained by Sellers or its Property Manager in connection with the leasing, maintenance and/or management of the Properties, including, without limitation, the Leases, lease files, Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Properties, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Properties, but excluding the Excluded Information. Purchaser understands and agrees that any on-site inspections or testing of the Properties shall be conducted upon at least twenty-four (24) hours’ prior notice to Seller Contract Agent and Property Manager and (if required by Seller Contract Agent) in the presence of Seller Contract Agent, Property Manager or another representative of the applicable Seller Entity. Any such inspections and testing shall be performed by companies selected by Purchaser and approved by Seller Contract Agent, which approval shall not be unreasonably withheld.

3.1.2    Purchaser agrees to keep the Properties free and clear of any and all liens that may arise as a result of Purchaser’s inspections. Purchaser shall and shall cause Purchaser’s agents or invitees to comply with all applicable laws, regulations, codes, ordinances and other governmental requirements or court orders pertaining to the access and use rights granted hereunder with respect to the Properties. Purchaser agrees to restore the Properties to substantially the same condition existing immediately prior to Purchaser’s inspection thereof in the event of any physical damage caused by Purchaser or its agents or invitees.

3.1.3    Purchaser shall indemnify against and hold each Seller Entity, Property Manager and Seller Contract Agent harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries arising out of or resulting from (i) Purchaser’s or its agents’ or Representatives entry onto, inspection or testing of, or use of the Properties, (ii) any act or omission by Purchaser, its agents or Representatives in connection with this Agreement, or (iii) Purchaser’s breach of any of the terms of this Agreement. The obligation to indemnify, defend and hold harmless each Seller Entity, Property Manager and Seller Contract Agent shall survive Closing or any termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the obligation to indemnify, defend and hold harmless contained in this Section 3.1.3 shall not include (w) punitive or speculative damages, (x) any damage caused by the gross negligence or willful misconduct of any Seller Entity, Property Manager or Seller Contract Agent, (y) any diminution in value of any of the Properties arising from the mere discovery of any matter by Purchaser or any of Purchaser’s agents or Representatives during their inspection(s); provided such matter is not exacerbated by Purchaser or any of Purchaser’s agents or Representatives, or (z) any latent defects or hazardous materials discovered by Purchaser or any of Purchaser’s agents or Representatives so long as Purchaser or any of Purchaser’s agents or Representatives do not exacerbate any such defect or condition.

3.1.4    Purchaser shall maintain and shall ensure that Purchaser’s consultants maintain commercial general liability and property damage insurance in an amount equal to or greater than $2,000,000 for personal injury, including bodily injury and death, and property damage, and in form and substance adequate to insure against all liability of Purchaser and its consultants, respectively, and each of its agents, employees or contractors, arising out of the inspections or testing. Evidence of such insurance coverage shall be produced upon request from Seller Contract Agent and (if required by Seller Contract Agent) each Seller Entity, Property Manager, and Seller Contract Agent shall be named as an additional named insured thereunder prior to Purchaser’s (or its agent’s) entry upon the Properties.

3.1.5    All inspections and testing shall occur at reasonable times agreed upon by Seller Contract Agent and Purchaser and shall be conducted so as not to interfere unreasonably with use of any Property by any Seller Entity or its Tenants. Purchaser shall not contact any Tenant (whether at the subject Property or through other means) or conduct any Tenant interviews without the prior consent of the Seller Contract Agent, which shall not be unreasonably withheld. If Purchaser desires to contact or interview any Tenants, Purchaser shall notify Seller Contract Agent. If requested by Purchaser, Seller Contract Agent or Property Manager shall arrange for a Tenant interview/meeting with any such Tenant at a mutually convenient time for Purchaser, Seller Contract Agent (and/or Property Manager) and the Tenant. Sellers shall have the right to have a representative (including Property Manager) present, at all times, during any Tenant interviews/meetings. Purchaser agrees that its contact and discussions with and interviews of Tenants shall only be conducted in accordance with the provisions outlined above. Each Seller Entity shall cause the Seller Contract Agent and Property Manager to facilitate the timely scheduling of all Tenant interviews/meetings, provided, however, that no Seller Entity shall be in default under this Agreement in the event that any Tenant shall refuse or fail to meet with Purchaser. Purchaser shall not contact any governmental authority without first obtaining the prior written consent of Seller Contract Agent; provided that Purchaser may order a zoning report, Phase I environmental site assessment, and/or property condition assessment to determine if the Properties are in compliance with all applicable governmental code, zoning laws, and regulations. The terms and provisions of this Section 3.1 shall also apply to any inspections or investigations conducted by Purchaser prior to the Effective Date.

3.2       No Inspection Right of Termination. Purchaser acknowledges that Purchaser shall not have the right to terminate this Agreement as a result of any further inspections or investigations of the Property from and after the Effective Date. Notwithstanding the foregoing, if this Agreement is terminated by any party for any other reason permitted in this Agreement prior to Closing, upon request from Seller Contract Agent, Purchaser shall (at its expense and without compensation from Sellers): (a) re-deliver to Seller Contract Agent all of the Due Diligence Information and other materials delivered to Purchaser by Sellers in connection with the Properties and its review thereof; provided that such requirement shall not apply with respect to any information which is a matter of public record or which was made available by web portal; and (b) upon Seller Contract Agent’s request, deliver to Seller Contract Agent copies of any and all reports, assessments and surveys which Purchaser may have obtained with respect to the Properties including all third-party environmental site assessments, property condition reports, engineering studies of any kind (other than third-party reports prepared by legal counsel to Purchaser) and appraisals (such third-party prepared environmental site assessments, property condition reports, engineering studies of any kind and appraisals are referred to as “Third Party Reports”). The Third Party Reports shall be delivered by Purchaser to Seller without any representation or warranty on the part of Purchaser with respect thereto.

3.3       Due Diligence Information.    To the extent in Sellers’ possession or control, Sellers delivered or caused to be delivered to Purchaser (or made available through a document portal on the Internet which Purchaser has free access to or at the Property Manager’s office), copies of the following documents, schedules and other information described below (collectively, the “Due Diligence Information”):

3.3.1       A copy of each Seller Entity’s rent roll for its Respective Property along with copies of all Existing Leases.

3.3.2       A complete list and description of any and all monetary delinquencies or defaults under any of the Existing Leases.

3.3.3       Copies of all Existing Contracts.

3.3.4       A list of all Tangible Personal Property (if any).

3.3.5       A list or copies of all current licenses or permits issued to the Seller Entity with respect to each Property (collectively “Permits”).

3.3.6       Copies of the tax bills for the two most recent tax years for the Properties.

3.3.7       A list and description of all material third party warranties for the Improvements, if any, which are in effect with respect to or which benefit any portion of the Properties.

3.3.8       Copies of all operating statements for the Properties for the most recent 24 calendar months.

3.3.9       Copies of the most recent third party Phase I or other environmental reports for each Property.

3.3.10     Copies of plans or specifications for the Improvements, if any.

3.3.11     Copies of Tenant’s certificates of insurance for the Properties.

3.3.12     Copies of the existing zoning report for each Property prepared by B&C Zoning.

3.3.13     To the extent not duplicative of the above items those additional items set forth on EXHIBIT B hereto.

To the extent not enumerated above, Seller agrees to deliver to Purchaser all additional information as may be in the possession or control of the Sellers with respect to the Properties which is reasonably requested by Purchaser, except for any Excluded Information, and upon delivery of any such additional information such shall become Due Diligence Information for purposes of this Agreement. Except for each Seller Representations (defined below), Sellers make no representations or warranties as to the truth, accuracy or completeness of any of the Due Diligence Information. It is the parties’ express understanding and agreement that subject to Seller Representations, any Due Diligence Information is provided only for Purchaser’s convenience in connection with the acquisition of the Properties, and Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Properties and Seller Representations and not on any Due Diligence Information or other materials supplied by Sellers, Seller Contract Agent, Property Manager or Broker (as defined in Section 8.1 below).

ARTICLE IV

CLOSING

4.1        Time and Place.

(a)        Subject to Section 4.1(b) below, the consummation of the transaction contemplated hereby (“Closing”) shall be held through an escrow at the offices of Title Company, at 10:00 AM (Eastern Time) on the Closing Date.

(b)        The Closing shall occur on a so-called “New York style” basis with the disbursement of closing funds prior to the recordation of the Deeds, but only upon satisfaction of the conditions precedent to Closing set forth herein. At Closing, Sellers and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions

4.2        Seller’s Obligations at Closing.  At Closing, each Seller Entity, with respect to its Respective Property only, shall:

4.2.1    deliver to Purchaser a duly executed and notarized special or limited warranty deed (the “Deed”), in applicable form attached hereto as EXHIBITS I1 through I4, for the state where the Respective Property is located, conveying the Land and Improvements which are a part of the Respective Property, subject only to the Permitted Exceptions applicable to each Respective Property;

4.2.2    deliver to Purchaser a duly executed bill of sale conveying the Tangible Personal Property which is a part of the Respective Property in the form attached hereto as EXHIBIT C;

4.2.3     deliver to Purchaser a duly executed assignment and assumption of leases assigning the landlord/lessor interest in and to the Assigned Leases which are a part of the Respective Property in the form attached hereto as EXHIBIT D;

4.2.4    deliver to Purchaser a duly executed assignment and assumption of contracts and intangible property assigning the Assigned Contracts and the other Intangible Property which are a part of the Respective Property in the form attached hereto as EXHIBIT E;

4.2.5      deliver to Purchaser executed originals of the Required Tenant Estoppels as are in such Seller Entity’s possession or control and which were not previously delivered to Purchaser;

4.2.6      join with Purchaser to execute a notice (the “Tenant Notices”) in the form attached hereto as EXHIBIT F as to each Assigned Lease;

4.2.7      deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of such Seller Entity, in the form attached hereto as EXHIBIT G (the “Bring-Down Certificate”) stating that the representations and warranties of such Seller Entity contained in this Agreement are true and correct in all material respects as of the Closing Date (with modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change (such certificate shall expressly state that it is made subject to the limitations of survival and rights with respect thereof set forth in Section 5.3);

4.2.8      deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of such Seller Entity;

4.2.9      deliver to Purchaser an affidavit duly executed by such Seller Entity (to the extent such Seller Entity is not a disregarded entity) or the non-disregarded direct or indirect parent of such Seller Entity if such Seller entity is a disregarded entity, stating that such Seller Entity is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

4.2.10    join with Purchaser to execute a notice (the “Vendor Notices”) in the form attached hereto as EXHIBIT H as to each Assigned Contract;

4.2.11    deliver to the Title Company an acceptable form of owner’s affidavit sufficient to cause the Title Insurance Policy to be issued in accordance with this Agreement, along with a gap indemnity (if required by the Title Company);

4.2.12    deliver to the Title Company a settlement statement/closing statement setting forth the Allocated Purchase Price and all additions and subtractions thereto made in accordance with the terms and conditions of this Agreement;

4.2.13    deliver to the Title Company any required transfer declarations, sales disclosure forms, change of ownership reports, natural hazard disclosure statements (California), or other declarations as are required under applicable law in connection with a transfer of the Respective Property, each executed by such Seller Entity, reflecting the Allocated Purchase Price for such Property (if required); and

4.2.14    deliver to Purchaser the Parent Guaranty executed by the Parent (as such terms are defined in Section 6.5).

4.3        Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

4.3.1    pay to Sellers the Purchase Price by paying to each Seller Entity the full amount of its Allocated Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Sellers (as allocated by Seller Contract Agent) and applied towards payment of the Purchase Price;

4.3.2    join each Seller Entity in the execution of the instruments described in Sections 4.2.3, 4.2.4, 4.2.6, 4.2.10 and 4.2.12 above;

4.3.3    join each Seller Entity (if required) in the execution of any instruments described in Section 4.2.13;

4.3.4    deliver to all of the Sellers (collectively) a letter duly executed by Purchaser, confirming that, based on the publicly-offered exception under applicable plan asset regulations, Purchaser is not acquiring the Properties in whole or part with the assets of any employee benefit plan (an “Employee Benefit Plan”) as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

4.3.5    deliver to all Sellers (collectively) a certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized manager thereof, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date;

4.3.6    deliver to the Title Company evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

4.4        Credits and Prorations.

4.4.1    Pursuant to the other terms and provisions of this Section 4.4, the following shall be apportioned with respect to the Properties as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Properties during the entire day upon which Closing occurs: (i) rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by Tenants under the Assigned Leases), (ii) taxes and assessments levied against the Properties (such to be done on a “cash basis”), (iii) payments under the Assigned Contracts, (iv) gas, electricity and other utility charges for which any Seller Entity is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing, and (v) any other operating expenses or other items pertaining to any Respective Property which are customarily prorated between a purchaser and a seller in the area in which the Respective Property is located.

4.4.2.    At Closing, each Seller Entity shall, at its option, either deliver to Purchaser any security deposits actually held by such Seller Entity pursuant to Assigned Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits have not been applied in accordance with the applicable Assigned Lease). If any Assigned Lease security deposit is not in the form of cash, such as a letter of credit or certificate of deposit, the applicable Seller Entity shall deliver at Closing such non-cash security deposits and any other documents or instruments duly executed by the Seller Entity as necessary to conform to the procedures established by the issuer or depository institution to assign to Purchaser the benefits of such security deposits (such transfer to be effectuated only after Closing). Any costs associated therewith to be paid by Purchaser (or the applicable Tenant), but not any Seller Entity.

4.4.3    Real estate and personal property taxes actually paid with respect to any Property in the year in which the Closing occurs (regardless of when such taxes accrue), together with any costs incurred by any Seller Entity in protesting such taxes or the assessments on the Property if such protest shall apply to tax periods after the Closing, shall be prorated on a cash basis based on the portion of the year which has elapsed prior to the Closing Date. If the amount of any such taxes has not been determined as of Closing, such credit shall be based on the most recent ascertainable full-year taxes and shall be reprorated upon issuance of the final tax bill. If the taxes can be paid on a discounted basis, the proration shall be done on the basis of the discounted amount payable at the earlier of the Closing Date or the date on which such taxes were paid. Any installments of special assessments due in the year in which Closing occurs shall be prorated on a similar basis. If, after the Closing, Purchaser or any Seller Entity receives (in the form of a refund, credit, or otherwise) any amounts as a result of a real property tax contest, appeal, or protest (a “Protest”) initiated by a Seller Entity, such amounts will be apportioned as follows: (i) first, to reimburse Purchaser or the Seller Entity, as applicable, for all costs incurred in connection with the Protest; and (ii) second to Purchaser (to the extent that such refund applies to the period from and after the Closing Date) and to the applicable Seller Entity (to the extent that such refund applies to the period prior to the Closing Date). Following the Effective Date, no Seller Entity shall commence, or settle any new or existing tax appeal without the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent will be required if any Protest is commenced by any Tenant pursuant to rights given to such Tenant under any Lease. Notwithstanding anything to the contrary contained herein, any real estate taxes or personal property taxes paid directly by a Tenant shall not be prorated hereunder. Further, if a Seller Entity collects funds directly from any Tenant for payment of taxes prorated hereunder, Seller Entity shall be entitled to retain all such payments received from such Tenants to the extent that Purchaser receives a credit for such amounts.

4.4.4    Utilities payable by each Seller Entity, including, without limitation, steam, water, electricity and natural gas (but not including propane or other fuel which may be stored at the Properties), which are not directly paid by tenants, shall be prorated as of the Closing. Each Seller Entity shall use reasonable efforts to cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. Purchaser shall give the applicable Seller Entity a credit at Closing for all assignable deposits with utility companies serving the Properties in which case such Seller Entity shall assign its rights to such deposits to Purchaser at the Closing; or, at such Seller Entity’s option, the Seller Entity shall be entitled to receive a refund of such deposits from the utility companies, and Purchaser shall post its own deposits.

4.4.5    Sellers shall be responsible for all Tenant Inducement Costs for (a) the current term of all Existing Leases, and (b) any extensions, renewals, amendments, modifications or expansions of Existing Leases, in each case entered into by Sellers or occurring prior to the Effective Date. Purchaser shall receive a credit at Closing for all unpaid Tenant Inducement Costs existing as of the Closing Date which are due as of the Closing with respect to any Assigned Leases and which are disclosed on any Property Exhibits. Seller shall retain responsibility for same to the extent not so credited at Closing. With respect to Tenant Inducement Costs under New Leases, Purchaser shall be responsible for such Tenant Inducement Costs (“New Lease Inducement Costs”), and the applicable Seller Entity shall receive a credit at Closing for New Lease Inducement Costs paid by any Seller Entity prior to Closing. Notwithstanding anything set forth herein to the contrary, Purchaser shall also be responsible (and Sellers shall not be obligated to provide any credit at Closing) for any Tenant Inducement Costs under any and all Legacy Commission Agreements to the extent such Tenant Inducement Costs are (a) due after Closing and (b) relate to extensions, amendments or expansions of Existing Leases, which extensions, amendments or expansions are exercised after the Effective Date.

4.4.6    All collected rent (excluding collections for Reimbursable Expenses prorated pursuant to Section 4.4.8) and other collected income under Assigned Leases in effect on the Closing Date for the month in which Closing occurs shall be prorated as of the Closing. Any prepaid rents received by a Seller Entity for the period following the Closing Date shall be paid over by the Seller Entity to Purchaser. Uncollected rent due to any Seller Entity for periods prior to Closing (“Delinquent Rents”) shall not be prorated at Closing. Non-delinquent rent for the period after Closing collected by any Seller Entity shall be promptly remitted to Purchaser. Delinquent Rent collected after the Closing Date shall be delivered as follows: (i) if a Seller Entity collects Delinquent Rent for the Property, the Seller Entity shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such Delinquent Rent which Purchaser is entitled to hereunder relating to the Closing Date and any period thereafter, and (ii) if Purchaser collects any Delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to the applicable Seller Entity any such Delinquent Rent which the Seller Entity is entitled to hereunder relating to the period prior to the Closing Date. Anything herein to the contrary notwithstanding, Sellers and Purchaser agree that all rents received by any Seller Entity or Purchaser after the Closing Date shall be applied to current rentals and then to Delinquent Rent (each as such relate to the Respective Property only), if any, in inverse order of maturity. Purchaser will make a good faith effort for ninety (90) days after Closing (or ninety (90) days after billing therefor in connection with reconciliations under Section 4.4.7) to collect all rents (including Delinquent Rent) in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect Delinquent Rent, but if Purchaser fails to institute a lawsuit or other collection procedures to collect Delinquent Rent within thirty (30) days after the applicable Seller Entity’s written request, the Seller Entity shall have the right to do the same regarding Delinquent Rent due prior to Closing, but without the right to seek termination of the Assigned Lease or eviction of the Tenant.

  4.4.7    If a Seller Entity, as landlord under an Assigned Lease, is currently collecting from Tenants additional rent to cover certain insurance, utilities, maintenance and other operating costs and expenses incurred by such Seller Entity in connection with the ownership, operation, maintenance and management of its Respective Property (such expenses, to the extent Tenants are obligated to reimburse the Seller Entity regarding same, collectively “Reimbursable Expenses” and such collections, collectively “Collections”), then such shall be prorated as set forth in this Section 4.4.7.

(a)    The parties acknowledge that each Seller Entity has delivered reconciliation statements to each applicable Tenant with respect to the amount of Reimbursable Expenses for the period of January 1, 2015 through December 31, 2015 (the “2015 Period”), and any and all refunds due to Tenants with respect to such reconciliations for the 2015 Period have been paid to such Tenants. If Collections for the 2015 Period are less than the estimated Reimbursable Expenses for such period and the Seller Entity has not yet collected such amount from the applicable Tenant, then such shall be treated as Delinquent Rent under Section 4.4.6.

(b)     With respect to Collections for Reimbursable Expenses for 2016, at Closing each Seller Entity and Purchaser shall reasonably estimate the amount of Reimbursable Expenses for the period of January 1, 2016 through the Closing Date (the “2016 Stub Period”). If the Collections for the 2016 Stub Period is less than the estimated Reimbursable Expenses for such period, then such shall be treated as Delinquent Rent under Section 4.4.6. If the Collections for the 2016 Stub Period are more than the estimated Reimbursable Expenses for such period, then the Seller Entity shall credit the amount of such overage to Purchaser at Closing and Purchaser shall be responsible for paying (or crediting) such to the applicable Tenant. In all events, when 2016 Reimbursable Expenses are reconciled by the Purchaser in 2017, each Seller Entity and Purchaser agree to ratably reprorate and reconcile the Reimbursable Expenses and Collections allocated to the 2016 Stub Period.

4.4.8    In the event that there shall be any rents or other charges under any Assigned Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as operating expense and real estate tax reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or the Seller Entity or its agents subsequent to Closing, including payments received from Tenants as a result of true-ups or the obligation to reimburse Tenants for overpayments shall, to the extent applicable to a period extending through the Closing, be prorated between the Seller Entity and Purchaser as of Closing and Seller’s portion thereof shall be remitted promptly to the Seller Entity by Purchaser or to Purchaser by the Seller Entity, as the case may be.

4.4.9    If final prorations cannot be made at Closing for any item being prorated under this Section 4.4, then Purchaser and Sellers agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with Tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Closing but no later than (i) with respect to real estate taxes, 30 days after receipt of the final tax bill for the applicable period, (ii) with respect to Reimbursable Expenses, 180 days after the end of the applicable calendar year, and (iii) in all other cases, 180 days after the Closing. Payments in connection with the final adjustment shall be due within 10 days of written notice. Purchaser or the applicable Seller Entity shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment provided written notice thereof is given to the other party within one hundred eighty (180) days after Closing, or in the case of any matter subject to reproration as provided in this Section 4.4, within one hundred eighty (180) days after final settlement of such reproration. Charges referred to in Section 4.4.1 above which are payable by any Tenant directly to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the Tenant responsible therefor for the payment of the same. Any discounts for the prepayment by any Seller Entity of any taxes, water rates or sewer rents shall be prorated over the applicable period to which such discounts apply.

4.4.10  The provisions of this Section 4.4 shall survive Closing for the periods identified in Section 4.4.9 above.

4.5        Closing Costs.

4.5.1    Sellers shall pay: (i) the fees of any counsel representing it in connection with this transaction; (ii) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent or Title Company; (iii) the fees for recording the deeds conveying the Properties to Purchaser (exclusive of transfer taxes); (iv) that portion of the cost of the Title Commitments and premiums for the Title Insurance Policies apportioned to Seller as set forth in the Property Exhibits; (v) any deed or transfer tax apportioned to Seller as set forth in the Property Exhibits; and (vi) with respect to the Respective Property located in Kentucky, any and all sales taxes due, if any, with respect to the transfer of the Personal Property pursuant to this Agreement.

4.5.2    Purchaser shall pay: (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) the actual out-of-pocket cost incurred by Sellers for the Surveys (subject to the Survey Cap Amount), as well as any costs of updates or modifications to the Surveys; (iii) all costs of Purchaser’s due diligence and any costs related to any mortgage financing to be obtained by Purchaser (including mortgagee’s title insurance policies); (iv) one-half (1/2) of any escrow fees charged by the Escrow Agent or Title Company; (v) that portion of the cost of the Title Commitments and premiums for the Title Insurance Policies apportioned to Seller as set forth in the Property Exhibits; and (vi) any deed or transfer tax apportioned to Seller as set forth in the Property Exhibits.

4.5.3    All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6        Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

4.6.1    Each Seller Entity shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

4.6.2    All of the representations and warranties of each Seller Entity contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with modifications permitted under this Agreement).

4.6.3    Each Seller Entity shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by each Seller Entity as of the Closing Date.

4.6.4    Seller shall have received and delivered to Purchaser at least two (2) business days prior to the Closing Date all of the Required Tenant Estoppels.

4.6.5    The Title Company shall issue (or be prepared and irrevocably and unconditionally committed to issue) the Title Insurance Policies in the form required under Section 2.4 hereof.

In the event any of the foregoing conditions are not fulfilled by Sellers or waived by Purchaser by Closing, Purchaser may terminate this Agreement as to all Properties by giving written notice to Seller Contract Agent on the Closing Date and the Earnest Money shall be returned to Purchaser and neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Notwithstanding the foregoing, to the extent that the failure of any of the foregoing conditions is the result of any Seller Entity’s default under its obligations hereunder, and Purchaser elects to terminate the Agreement, then, in addition to any other rights hereunder, Purchaser may exercise its rights pursuant to Section 6.2 hereof. If Closing shall occur, all of the foregoing conditions precedent shall be deemed to have been satisfied. Notwithstanding anything to the contrary contained herein, no Seller Entity shall be in default of this Agreement by virtue of its failure to obtain a Required Tenant Estoppel required pursuant to Section 4.6.4, above, and Purchaser’s sole right in such case shall be to terminate this Agreement as to all Properties and receive a return of the Earnest Money and neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Further, notwithstanding anything to the contrary, in the event any condition described in Section 4.6.4 remains unsatisfied, then either Sellers or Purchaser shall have the election, each in its sole and absolute discretion (but without any obligation to do so) of extending the Closing Date for up to ten (10) business days in order to satisfy such condition.

4.7        Conditions Precedent to Obligation of Sellers. The obligation of Sellers to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller Contract Agent in its sole discretion:

4.7.1    Sellers shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

4.7.2    Purchaser shall have delivered to Sellers all of the items required to be delivered to Sellers pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

4.7.3    All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

4.7.4    Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

4.8        Possession and Post-Closing Deliveries.  Possession of each Respective Property (subject to the applicable Permitted Exceptions) shall be delivered by each Seller Entity to Purchaser at Closing. Additionally, within ten (10) business days after Closing, Sellers shall deliver to Purchaser, the Assigned Leases, Assigned Contracts, Permits, if any, in the possession of Sellers or Property Manager, together with such leasing and property files and records. Purchaser shall cooperate reasonably with any Seller Entity for a period of three (3) years after Closing in case of such Seller Entity’s need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against any Seller Entity, by allowing such Seller Entity and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by such Seller Entity), during normal business hours to examine and make copies of any and all instruments, files and records for which such Seller Entity did not retain copies, which right shall survive the Closing.

4.9        Closing; Title Company’s Instructions at Closing.   The transaction contemplated hereby shall be closed by means of a so-called “New York Style” closing with the concurrent delivery of the Deeds and payment of the Purchase Price through an escrow with the Title Company. At Closing, Sellers and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof in order to consummate the transactions contemplated hereunder; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

4.10      Tenant Purchase Rights.     AP Redlands LLC, a Delaware limited liability company (“AP Redlands”) is the Seller Entity with respect to the Property described on PROPERTY EXHIBIT 1 attached hereto (the “Redlands Property”). Becton, Dickinson and Company (“Becton”) is a Tenant of the Redlands Property pursuant to the terms of an Existing Lease between AP Redlands and Becton (the “Becton Lease”). Pursuant to Section 5 of Exhibit C of the Becton Lease, Becton holds a right of first offer to purchase the Redlands Property on the terms set forth in the Becton Lease (the “Becton ROFR”). AP Redlands has provided the notice to Becton provided for under the Becton ROFR. Purchaser’s obligation to purchase the Redlands Property pursuant to the terms of this Agreement is conditioned on (i) Becton electing not to purchase the Redlands Property pursuant to the Becton ROFR, (ii) the Tenant Estoppel executed and delivered by Becton acknowledging the waiver of the Becton ROFR, and (iii) the Title Company either (1) insuring over such Becton ROFR (with such form of insurance being subject to Purchaser’s prior written approval, such approval to be in Purchaser’s sole discretion) or (2) not taking exception to the Redlands Property Title Insurance Policy with the respect to the existence of the Becton ROFR. In the event that Becton elects to purchase the Redlands Property pursuant to the Becton ROFR, then AP Redlands may terminate this Agreement as to the Redlands Property by giving written notice of such event to Purchaser, in which event the Purchase Price shall be reduced by the Allocated Purchase Price for the Redlands Property and the Redlands Property shall for all purposes be deemed to have been removed from this Agreement.

4.11      Georgia Declaration of CCRE.    The parties acknowledge that the Georgia CRE Declaration is recorded against (and shall constitute a Permitted Exception with respect to) (a) the Property located at 2700 Barrett Lakes, Kennesaw, Georgia (the “2700 Barrett Lakes Property”), which is currently owned by AP Barrett Lakes 2700 LLC (“2700 Barrett Lakes Seller”), (b) the Property located at 2750 Barrett Lakes, Kennesaw, Georgia (the “2750 Barrett Lakes Property”), which is currently owned by AP Barrett Lakes 2750 LLC (“2750 Barrett Lakes Seller”), and (c) the Property located at 2850 Barrett Lakes, Kennesaw, Georgia (the “2850 Barrett Lakes Property” and together with the 2700 Barrett Lakes Property and the 2750 Barrett Lakes Property, each a “Georgia Property” and collectively, the “Georgia Properties”), which is currently owned by AP Barrett Lakes 2850 LLC (“2850 Barrett Lakes Seller” and together with the 2700 Barrett Lakes Seller and the 2750 Barrett Lakes Seller, each a “Georgia Seller” and collectively, the “Georgia Sellers”). At Closing, the Georgia Sellers shall deliver to Purchaser (and Purchaser shall accept) documentation reasonably acceptable to Georgia Sellers and Purchaser evidencing the resignation, effective on or before the Closing Date, of all individuals affiliated with or appointed by Georgia Sellers in their capacity as (i) members of the Board of Directors of the Association (as each are defined in the Georgia CRE Declaration), (ii) members of the Architectural Control Committee of the Association (as defined in the Georgia CRE Declaration), and (iii) officers of the Board of Directors of the Association or the Architectural Control Committee. “Georgia CRE Declaration” means, collectively, that certain Declaration of Covenants Restrictions and Easements for Chapel Creek Industrial Park dated April 16, 2002 and filed April 19, 2002 and recorded in Deed Book 13525, Page 6418, records of the Superior Court of Cobb County, Georgia, as amended by Consent to Covenants, Restrictions and Easements dated April 16, 2002 and filed April 19, 2002 and recorded in Deed Book 13525, Page 6470, records of the Superior Court of Cobb County, Georgia, as further amended by Assignment and Relinquishment of Rights and Obligations of Declarant Under the Declaration of Covenants Restrictions and Easements for Chapel Creek Industrial Park dated June 20, 2002 and filed June 25, 2002 and recorded in Deed Book 13553, Page 2166, records of the Superior Court of Cobb County, Georgia.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1        Representations and Warranties of Seller.   Except to the extent disclosed on any of the Property Exhibits, each Seller Entity hereby makes the following representations and warranties to Purchaser as of the Effective Date with respect to itself and its Respective Property only (and not as to any other Seller Entity or other Property):

5.1.1    Seller Entity has been duly organized and is validly existing and in good standing under the laws of Delaware and is qualified to transact business in in the jurisdiction where its Respective Property is located. Seller Entity has the full right and authority to enter into this Agreement and to transfer all of its Respective Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller Entity. The person signing this Agreement on behalf of Seller Entity is authorized to do so.

5.1.2    There is no agreement to which Seller Entity is a party or, to Sellers’ Knowledge, binding on such Seller Entity which is in conflict with this Agreement, or which limits or impairs Seller Entity’s ability to execute or perform its obligations under this Agreement. Except as disclosed in writing to Purchaser, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or, to Sellers’ Knowledge, threatened, against Seller Entity or its Respective Property.

5.1.3    No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller Entity to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller Entity to consummate the transaction contemplated hereby. This Agreement and all documents required hereby to be executed by Seller Entity are and shall be valid, legally binding obligations of and enforceable against Seller Entity in accordance with their terms.

5.1.4    No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Sellers’ Knowledge, threatened) by or against Seller Entity or any general partner or managing member of Seller Entity.

5.1.5    Set forth on its respective Property Exhibit is a true and correct list of all of the Existing Leases for each Property as of the Effective Date. Other than the Existing Leases and rights under Contracts, Seller Entity has not granted any other lease, license or right to occupy its respective Property. The rents and other sums due or to become due under each Existing Lease have not been assigned, encumbered or subjected to any lien (other than pursuant to existing Monetary Liens to be fully satisfied at Closing). Seller Entity has neither given nor received any written notice of default with respect to any of the Existing Leases which remains outstanding and uncured as of the Effective Date.

5.1.6    There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities with respect to the Existing Leases, other than (i) those agreements that will survive Closing as disclosed on the Property Exhibit for such Respective Property (“Legacy Commission Agreements”), and (ii) the Leasing Agreements.

5.1.7    Seller Entity has not received prior to the Effective Date any written notification from any governmental or public authority that its Respective Property is in violation of any applicable environmental, fire, health, building, use, occupancy or zoning laws and which violation remains outstanding as of the Effective Date. Except as set forth in any environmental report delivered by Seller Entity to Purchaser (or obtained by Purchaser) in connection herewith, Seller Entity has not received written notice that any person or tenant has, used, generated, processed, stored, released, discharged, transported or disposed hazardous materials on its Property in violation of any applicable environmental laws.

5.1.8    Except as disclosed by any of the Title Commitments, and except for the Potential Omega Condemnation (which has been disclosed to Purchaser) no condemnation proceedings are pending or, to Sellers’ Knowledge, threatened in writing relating to its Respective Property.

5.1.9    Except as disclosed on each Property Exhibit, there are (i) no Contracts relating to its Respective Property in effect as of the Effective Date and (ii) no pending property tax appeals filed by or on behalf of any Seller Entity with respect to any Property.

5.1.10  To the Sellers’ Knowledge, such Seller Entity has all Permits for the use and operation of its Respective Property.

5.1.11  Seller Entity is not a person or entity with whom U.S. persons are restricted from doing business under the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 (“Executive Order 13224”), or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (“USA Patriot Act”).

5.1.12  Seller Entity is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of state law. Purchaser has no duty to collect withholding taxes for Seller Entity pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law.

5.2        Knowledge Defined. “Sellers’ Knowledge” shall mean and refer only to the actual knowledge of the Designated Individuals (as hereinafter defined) who are affiliated with the Sellers, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of any Seller Entity, Seller Contract Agent, Property Manager, or to any other officer, agent, manager, representative or employee of any Seller Entity or any affiliate thereof. There shall be no obligation or duty upon such Designated Individuals to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Purchaser acknowledges that the Designated Individuals named above is named solely for the purpose of defining and narrowing the scope of each Seller Entity’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Individuals to Purchaser. As used herein, the term “Designated Individuals” shall mean Kary Nordholz and Daniel Wald.

5.3        Limitations Regarding Sellers’ Representations and Warranties.

5.3.1     The representations and warranties of each Seller Entity in this Agreement (including Section 5.1) or in any document delivered in connection with this Agreement (collectively, the “Seller Representations”) shall survive Closing for a period of one hundred eighty (180) days (the “Survival Period”). Seller Entity will not take any action that would cause any of the Seller Representations to be untrue as of the Closing Date, except as expressly permitted hereunder. Additionally, in no event shall any Seller Entity ever be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of any Seller Representations which results from any change that: (i) occurs between the Effective Date and the Closing Date (other than a change resulting from an action taken by a Seller Entity’s default of an express obligation set forth in this Agreement), (ii) is disclosed to Purchaser in writing prior to Closing (unless resulting from a Seller Entity’s default of an express obligation set forth in this Agreement), (iii) is expressly permitted under the terms of this Agreement (including by virtue of each Seller Entity’s rights under Sections 5.4.3, 5.4.4 and 5.4.5) or (iv) is beyond the reasonable control of a Seller Entity to prevent; provided, however, that the occurrence of any such change which is beyond the reasonable control of a Seller Entity to prevent shall constitute the non-fulfillment of the condition set forth in Section 4.6.2 (but not a default by Seller hereunder). Each Seller Entity shall promptly notify Purchaser, in writing, of any event or condition known to Seller Entity which occurs prior to the Closing Date which causes any of the Seller Representations to be rendered untrue or incorrect in any material respect; provided, however, that, except with respect to changes resulting from actions that are expressly permitted to be taken by Seller Entity hereunder, upon such notification, Purchaser shall have the option to terminate this Agreement by delivering written notice thereof to Sellers within five days of receiving such written notice, in which case Escrow Agent shall return the Earnest Money to Purchaser, the parties shall share equally the cancellation charges, if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). If and to the extent that any of the Seller Representations are rendered untrue or incorrect as a result of a breach by a Seller Entity of this Agreement, Purchaser shall be entitled to all of the rights and remedies set forth in Section 6.2. If, despite changes or other matters described in the Bring-Down Certificate, the Closing occurs, the Seller Representations shall be deemed to have been modified by all statements made in such certificate. Notwithstanding anything to the contrary contained in this Agreement, Seller may update the Seller Representations (including by way of the Bring-Down Certificate) for actions permitted by, and taken expressly in accordance with, Sections 5.4.3, 5.4.4 and 5.4.5 and such updated Seller Representations shall not: (x) constitute the non-fulfillment of the condition set forth in Section 4.6.2; or (y) otherwise give rise to a right in favor of Purchaser to terminate this Agreement under Section 4.6.2, this Section 5.3.1, or otherwise under this Agreement.

5.3.2    No claim for a breach of any Seller Representation shall be actionable or payable: (i) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (ii) unless the valid claims for all such breaches collectively aggregate more than Twenty Five Thousand and No/100 Dollars ($25,000.00) (the “Basket”), in which event the full amount of such claims shall be actionable, (iii) as to a breach with respect to any one Seller Entity or any one Property to the extent such claims shall exceed in the aggregate the greater of (the “Property Level Cap”): (A) one and one-half percent (1.5%) of the Allocated Purchase Price for the Property in question; or (B) Three Hundred Twenty-Five Thousand and No/100 Dollars ($325,000.00); (iv) to the extent such breach (when aggregated with any and all other breaches) exceed in aggregate Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00) as to all Seller Entities and all Properties (the “Aggregate Cap”); and (v) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller Contract Agent prior to the expiration of the Survival Period and an action shall have been commenced by Purchaser against Seller within thirty days after the end of the Survival Period. For purposes of clarity, any breach shall be subject to both the Property Level Cap and the Aggregate Cap.

5.3.3    In the event that any Tenant Estoppel delivered to Purchaser with respect to any Assigned Lease shall contain any statement of fact, information or other matter which is materially inconsistent with the Due Diligence Information provided to Purchaser or matters stated in Seller Representations, the Tenant Estoppel shall control and no Seller Entity shall have any liability for any claim based upon a breach of representation regarding such statement of fact, information or other matter contained in the Tenant Estoppel. Notwithstanding anything to the contrary contained in this Agreement, no Seller Entity agrees, represents or warrants, nor is there any condition to closing, that: (i) any particular Existing Lease or any New Lease shall be in force or effect at Closing, (ii) any Tenant will have performed their obligations thereunder or (iii) any Tenant will not be the subject of bankruptcy proceedings.

5.3.4    For purposes hereof, references to any facts being “known to Purchaser” shall mean that such facts are actually known to David Fazekas or Sara Butz.

5.4       Covenants of Sellers. Each Seller Entity hereby covenants with Purchaser as to itself and its Respective Property only as follows (and not as to any other Seller Entity or other Property):

5.4.1    From the Effective Date until the Closing or earlier termination of this Agreement, Seller Entity shall operate and insure its Respective Property in a manner generally consistent with the manner in which Seller Entity has operated the Respective Property prior to the date hereof. Seller Entity shall comply with, and perform all of its obligations under, any Existing Leases affecting its Respective Property.

5.4.2    Seller Entity shall use reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing, the Required Tenant Estoppels. Seller Entity shall prepare the form of all Tenant Estoppels for each Tenant using the form attached hereto as EXHIBIT A and such shall be delivered to Purchaser for approval prior to delivery to Tenant. Purchaser shall review the drafts Tenant Estoppels and shall provide corrections to or approval of the forms within three (3) business days of receipt from Seller. Purchaser’s failure to provide corrections to or approval of the forms within said three (3) business day period shall be deemed approval by Purchaser of the form of the Tenant Estoppels.

5.4.3    From and after the Effective Date, no Seller Entity may enter into, cancel, amend, modify, renew or extend any Lease, or grant any consent or waiver thereunder, without Purchaser’s written consent, which consent may be withheld in Purchaser’s sole discretion and which shall be deemed to have been given if the Purchaser fails to respond to such request for approval within three (3) business days after receiving a written request therefor from Seller Contract Agent. Notwithstanding the foregoing, Seller may cancel, amend, modify, renew or extend any Lease at any time without Purchaser’s consent if: (A) the terms of the existing Lease expressly require Landlord to do so, provided that Seller delivers to Purchaser copies of the same; or (B) such is permitted (without the Seller’s Entity’s consent) under the Lease. Further, the exercise by any Tenant of a right under a Lease to extend the term thereof by giving notice of such extension (or failing to exercise a right to terminate, as the case may be) shall not require the consent or approval of the Purchaser. Furthermore, notwithstanding the foregoing or anything else set forth in this Agreement to the contrary, (a) after the Effective Date, AP Barrett Lakes 2700 LLC may enter into an amendment to the Astral Health & Beauty Lease, consistent with the form approved by Dave Fazekas on behalf of Purchaser (or such revised version thereof approved by or on behalf of Purchaser) (the “Astral Lease Amendment”), and (b) Purchaser acknowledges and agrees that each of the following tenant inducement costs under the Astral Lease Amendment shall constitute New Lease Inducement Costs which Purchaser shall assume and be responsible for at Closing (or reimburse AP Barrett Lakes 2700 LLC at Closing for any amounts thereof that AP Barrett Lakes 2700 LLC has paid prior to Closing): (a) the “Allowance” (as defined in the Astral Lease Amendment) due from landlord to tenant under such Astral Lease Amendment (currently in the amount of $20,000 under the terms of the Astral Lease Amendment), (b) the leasing commissions due to tenant’s and landlord’s brokers (in the approximate amount of $39,856.35), and (c) any and all abated rent contemplated under the Astral Lease Amendment (it being acknowledged, for the avoidance of doubt, that Sellers shall not owe any credit to Purchaser at Closing in respect of such abated rent); provided, however that (i) AP Barrett Lakes 2700 LLC shall not have any obligation to cause the Astral Lease Amendment to be executed (by either party thereto), (ii) the failure of AP Barrett Lakes 2700 LLC to cause landlord or tenant thereunder to execute the Astral Lease Amendment shall not result in or be deemed to be a default by any Seller under this Agreement, and (iii) the receipt of the executed Astral Lease Amendment shall not be a condition to the obligation of Purchaser to consummate the transaction hereunder. AP Barrett Lakes 2700 LLC shall deliver a copy of such executed Astral Lease Amendment to Purchaser following the full execution and delivery thereof.

5.4.4    No Seller Entity shall enter into any New Contract without the prior consent of Purchaser, which consent may be withheld in Purchaser’s reasonable discretion; provided, however, no such consent is required for: (i) any New Contract required in connection with an emergency; (ii) any New Contract that will be fully performed or cancelled by Seller Entity prior to Closing; or (iii) any New Contract required to fulfill a Seller’s Entity obligation under a Lease or Permitted Exception (but any New Contract entered into by Seller pursuant to this subsection (iii) shall be at no further cost, liability or expense to Purchaser, whether before or after the Closing). In the event Purchaser disapproves of any such New Contract, Purchaser shall, with its disapproval notice, provide Seller Contract Agent with the detailed reason for such disapproval (identifying the objection thereof), together with a reasonable alternative therefor, which such Seller Entity may then execute upon.

5.4.5    Purchaser hereby demands that Seller Entity terminate the following Contracts prior to or effective as of the Closing (collectively, the “Terminated Contracts”): (a) the Rosscrete Roofing contract dated January 5, 2016 affecting the Respective Property in California, and (b) the ADT Security Services contract affecting the Respective Property in Illinois. Seller Entity agrees to so terminate the Terminated Contracts prior to or effective as of the Closing, and to pay any and all costs, fees or penalties associated with terminating the Terminated Contracts; provided that if a Terminated Contract is terminable, but not terminable effective at or prior to Closing, Seller Entity shall nonetheless terminate such Terminated Contract, but such shall become an Assigned Contract for any period of time after the Closing that the Terminated Contract remains in effect. The parties acknowledge and agree that Purchaser shall assume all Contracts at Closing, including without limitation, (i) those Contracts identified on any Property Exhibit as a “Must Take Contract”, and (ii) all Legacy Commission Agreements (but excluding any amount required to be paid by Sellers under the Legacy Commission Agreement pursuant to Section 4.4.5 unless Sellers provide a credit to Purchaser at Closing for any such amounts). Any income, credits, expenses, or other amounts due under any Assigned Contracts shall be prorated by the parties at Closing pursuant to Section 4.4 hereinabove. In all events, Seller Entity is required to terminate its management agreement with Property Manager (the “Management Agreement”) effective as of the Closing.

5.4.6    The leasing agent disclosed on any Property Exhibit (a “Leasing Agent”) acts as leasing agent for that Respective Property pursuant to a written leasing agreement (the “Leasing Agreement”). Seller Entity agrees that it shall terminate any Leasing Agreement as of the Closing Date. Seller Entity shall demand from Leasing Agent its protection list of potential tenants with respect to the Respective Property which Leasing Agent is entitled to submit pursuant to the terms of the Leasing Agreement (the “Protection List”) and the applicable Seller Entity shall provide the same to Purchaser promptly upon receipt. In the event a Protection List is delivered to Purchaser by a Leasing Agent, Purchaser shall be liable to pay a commission to Leasing Agent on the terms set forth in the Leasing Agreement in the event Purchaser executes a Lease with a potential tenant identified on the Protection List after the Closing within the period specified in the applicable Leasing Agreement, and the applicable Seller Entity shall have no liability for such commissions.

5.4.7    To the extent specifically requested by Purchaser in writing to Seller prior to the Effective Date, Seller agrees to use commercially reasonable efforts to obtain a Declaration Estoppel with respect to any Declaration; provided, however, that the delivery of any such Declaration Estoppel shall not be a condition precedent to Closing and Seller’s inability to obtain any Declaration Estoppel shall not be a default by Seller under this Agreement.

5.4.8    Prior to the termination of this Agreement, no Seller Entity shall: (a) enter into any letter of intent or purchase and sales agreement concerning its Respective Property; or (b) grant any mortgage, deed of trust, lien, assessment, or encumbrance of record against its Respective Property (other than the Permitted Exceptions). Nothing contained herein, however, shall require any Seller Entity, Parent or any other affiliate of Parent to (x) withdraw or demand the return of any previously delivered offering memoranda or sale materials relating to the Properties, or (y) to cease publication or distribution of (or recall any previously distributed) offering memoranda or sale materials.

5.4.9    Except as expressly permitted pursuant to this Section 5.4, without Purchaser’s prior written approval, which may be withheld in Purchaser’s sole and absolute discretion, Seller Entity shall not directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to its Respective Property, (ii) cause or permit any mortgage, deed of trust, lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against its Respective Property (other than the Permitted Exceptions), or (iii) enter into any agreement to do any of the foregoing.

5.4.10  Seller and Purchaser shall reasonably cooperate in good faith with the other to work with the applicable governmental authority relating to the Potential Omega Condemnation. Seller shall not, without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, execute any deed, easement, conveyance or any other material documents in connection with the Potential Omega Condemnation, or convey the portion of the applicable Property (Kentucky) subject to the Potential Omega Condemnation.

5.4.11  At or after Closing, to the extent any sales taxes are due (or the applicable Seller Entity is not exempt from the payment thereof) with respect to the transfer to Purchaser of the Personal Property attributable to the Respective Property located in Kentucky, then Seller shall pay any and all such sales taxes that are due.

5.5        Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Sellers:

5.5.1    Purchaser is not acquiring the Properties with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

5.5.2    Purchaser has the full right, power and authority to purchase the Properties as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

5.5.3    There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

5.5.4    Purchaser’s source of funds for the acquisition of the Properties will not involve any amounts that violate or would be subject to seizure under 18 U.S.C. §§1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 21 U.S.C. § 881 (Drug Property Seizure), Executive Order 13224, or the USA Patriot Act. To Purchaser’s knowledge, except for third-party persons who hold direct or indirect ownership interests of less than ten percent (10%) of the ownership interests in Purchaser or its parent entities or affiliates, neither Purchaser nor any of its affiliates or parent entities is a person or entity with whom U.S. persons are restricted from doing business under OFAC, Executive Order 13224 or the USA Patriot Act.

5.6        Survival of Purchaser’s Representations and Warranties. The representation and warranties of Purchaser set forth in Sections 5.5.1 and 5.5.2 shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for the Survival Period.

ARTICLE VI

DEFAULT

6.1        Default by Purchaser.

6.1.1    Failure to Close or Make Additional Deposit.    If: (i) Purchaser fails to close the transaction contemplated under this Agreement for any reason other than as a result of a default by any Seller Entity hereunder or the permitted termination of this Agreement by either Sellers or Purchaser as herein expressly provided; or (ii) Purchaser fails to deposit the Deposit when required hereunder, then in either such events Sellers shall be entitled, as their sole remedy, to terminate this Agreement as to all Properties and receive the Earnest Money as liquidated damages for the Purchaser’s breach of this Agreement and neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. The parties hereto agree that the actual damages to Sellers in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. The parties acknowledge that the payment of such liquidated damages is not intended a forfeiture or penalty within the meaning of California Civil Code Sections 3275 or 3369, but is intended to constitute liquidated damages to Seller pursuant to California Civil Code Section 1671 and O.C.G.A. § 11-2-718.

6.1.2    If for any reason (other than a default by any Seller Entity hereunder or the permitted termination of this Agreement by either Sellers or Purchaser as herein expressly provided) Purchaser shall default in the performance of any of its obligations (other than its obligations described in Section 6.1.1 above) to be performed prior to the Closing Date and (i) such default is susceptible to being cured and Sellers have provided ten (10) days prior written notice to Purchaser upon which, if necessary, the Closing Date shall be extended to provide Purchaser such cure period (unless such default is waived by Seller), or (ii) such default is not susceptible to being cured and Sellers have provided prior written notice to Purchaser, then Sellers shall be entitled, as their sole and exclusive remedy, to terminate this Agreement and receive their actual damages incurred as a result of such default; provided, however, that such damages shall not include any special, consequential, exemplary or punitive damages, or damages under any theory of tort or other action other than for breach of contract, and in no event shall such actual damages exceed $2,250,000.

PURCHASER:	/s/ AK	SELLER:	/s/ HH

6.2        Default by Seller. In the event that any Seller Entity fails to perform any of its obligations under this Agreement other than as a result of a default by Purchaser hereunder or the permitted termination of this Agreement by Sellers or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either: (a) to terminate this Agreement as to all Properties, in which case (i) Sellers shall reimburse Purchaser for its actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transaction contemplated hereby and Purchaser’s due diligence, up to a maximum of $200,000.00, (ii) Purchaser shall receive the return of the Earnest Money (less the independent contract consideration, which Escrow Agent shall deliver to Sellers), (iii) Seller shall pay any cancellation charges to Escrow Agent and Title Company, and (iv) Purchaser and Sellers shall be discharged from all duties and performance hereunder, except those obligations which, by their terms, specifically survive the termination hereof; or (b) to enforce specific performance of all of the Seller Entities’ obligation to execute the documents required to convey the Properties to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of any Seller Entity hereunder. Purchaser expressly waives its rights to seek damages in the event of any default by the Seller Entities hereunder. Purchaser shall be deemed to have elected the option in Section 6.2(a) above if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which each Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

6.3        Post-Closing.      After the Closing, in the event of any breach of any of the covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by the parties which survive the Closing (a “Post-Closing Default”), Purchaser and each Seller Entity shall have all remedies existing under applicable law with respect to such Post-Closing Default; provided, however, in no event shall Purchaser ever be entitled to: (a) rescind this Agreement or (b) recover from any Seller Entity: (i) damages or any judgment in excess of the Property Level Cap as to a breach involving a single Property or Seller Entity; (ii) damages or any judgment in excess of the Aggregate Cap as to all breaches whatsoever; (iii) damages under any theory of tort or other action other than breach of contract based on the express provisions of this Agreement; or (iv) any consequential, exemplary or punitive damages. Further, if a Post-Closing Default is curable, prior to a party’s exercise of any right or remedy as a result thereof, the other party shall first deliver written notice to the other and give the other ten (10) days thereafter in which to cure said Post-Closing Default. Notwithstanding anything herein to the contrary, the Aggregate Cap shall not apply to any Post-Closing Default by any Seller Entity arising under Sections 4.4.9, 6.4, or 8.1.

6.4        Attorneys’ Fees.    Should any party hereto employ an attorney for the purpose of enforcing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered. A party’s rights and remedies under this Section 6.4 shall not limit and shall, in any event, be in addition to its rights and remedies under any other provision of this Agreement.

6.5        Parent Guaranty.  In order to secure the performance of Seller’s obligations under Section 6.3 of this Agreement, AP DW Industrial Portfolio LLC, a Delaware limited liability company (the “Parent”), shall execute and deliver to Purchaser a guaranty in the form attached as EXHIBIT J (the “Parent Guaranty”).

ARTICLE VII

RISK OF LOSS

7.1        Minor Damage.  In the event of casualty or condemnation to any Property or any portion thereof (in this context a “Damaged Property”) and such is not a Major Loss (as hereinafter defined), this Agreement shall remain in full force and effect provided that the applicable Seller Entity whose Respective Property is the Damaged Property (the “Affected Seller”), at its option, either (i) performs any necessary repairs to the Damaged Property to place the Damaged Property in substantially the same condition as existed prior to the casualty or condemnation, or (ii) assigns to Purchaser all of its right, title and interest to any claims and proceeds (including, without limitation, any proceeds from the Potential Omega Condemnation described on Property Exhibit 6 attached hereto) which the Affected Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Damaged Property (other than proceeds of business interruption or rent loss insurance payable with respect to periods prior to Closing). In the event that an Affected Seller elects to proceed under subsection (i) above, the Affected Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date for all Properties (or if mutually agreed to by the Sellers and Purchaser, just the Damaged Property) shall be extended a reasonable time in order to allow for the completion of such repairs but no extension shall be for more than 60 days. If the Affected Seller elects to proceed under subsection (ii) above, the Allocated Purchase Price for the Damaged Property shall be reduced by an amount equal to the deductible amount under the Affected Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Properties shall pass to Purchaser. The parties acknowledge and agree that the Potential Omega Condemnation shall not constitute a Major Loss and shall be governed by the terms of this Section 7.1.

7.2        Major Damage.  In the event of a Major Loss to a Property, either (a) the Affected Seller or Purchaser may terminate this Agreement as to the Damaged Property only by written notice to the other party within the time periods provided in this Section 7.2, in which event the Purchase Price shall be reduced by the Allocated Purchase Price for the Damaged Property and the Damaged Property shall for all purposes be deemed to have been removed from this Agreement, or (b) Purchaser may terminate this Agreement as to all Properties. In such an event, neither party hereto shall have any further rights, obligations or liabilities hereunder with respect to the Damaged Property (in the case of subclause (a) above) or all of the Properties (in the case of subclause (b) above) except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If neither the Affected Seller nor Purchaser elects to terminate this Agreement as to the Damaged Property, or if Purchaser does not elect to terminate this Agreement in its entirety, within ten (10) days after Seller Contract Agent sends Purchaser written notice of the occurrence of the Major Loss, then the Affected Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event the Affected Seller shall, at its option, either (i) perform any necessary repairs to the Damaged Property to place the Damaged Property in substantially the same condition as existed prior to the Major Loss, or (ii) assign to Purchaser all of its right, title and interest to any claims and proceeds the Affected Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Damaged Property (other than proceeds of business interruption or rent loss insurance payable with respect to periods prior to Closing). In the event that the Affected Seller elects to proceed under subsection (i) above, the Affected Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended a reasonable time in order to allow for the completion of such repairs but no extension shall be for more than 60 days. If Seller elects to proceed under subsection (ii) above, the Allocated Purchase Price for the Damaged Property shall be reduced by an amount equal to the deductible amount under the Affected Seller’s insurance policy.

7.3        Definition of “Major Loss”.  For purposes of Section 7.1 and Section 7.2, “Major Loss” shall mean: (i) casualty to the Damaged Property for which the cost of repairing the Damaged Property to a condition substantially the same as that which existed prior to the casualty or condemnation is, in the opinion of an architect selected by the Affected Seller (and reasonably approved by Purchaser), equal to or greater than $1,500,000.00, (ii) any loss due to a condemnation which permanently and materially impairs the current use of or access to the Damaged Property or (iii) a casualty or condemnation which gives rise to a tenant termination right under a Lease in effect with respect to all or a portion of the Damaged Property.

ARTICLE VIII

COMMISSIONS

8.1        Brokerage Commissions.  In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Purchaser agrees to pay to CBRE (the “Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Purchaser and Broker. Each party agrees that: (i) neither party has engaged any broker or finder other than the Broker in connection with the transactions contemplated by this Agreement, and (ii) should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify, defend and hold the other parties free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing and any termination of this Agreement.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1        No Reliance on Documents.  Except as expressly stated in Section 5.1, Sellers makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Sellers, Property Manager, Broker or any other person to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Sellers, Property Manager, Broker or any other person to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated in Section 5.1. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (i) any environmental or other report with respect to the Properties which is delivered to Purchaser shall be for general informational purposes only, (ii) Purchaser shall not have any right to rely on any such report, but rather will rely on its own inspections and investigations of the Properties and any reports commissioned by Purchaser with respect thereto, and (iii) neither Seller, any affiliate of Seller, Property Manager, Broker or any other person which prepared any such report shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

9.2        DISCLAIMERS.  ACCORDINGLY, EXCEPT FOR THE SELLER REPRESENTATIONS, IT IS UNDERSTOOD AND AGREED THAT NO SELLER ENTITY IS MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF ANY OF THE PROPERTIES WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DUE DILIGENCE INFORMATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, EACH SELLER ENTITY SHALL SELL AND CONVEY TO PURCHASER (AND PURCHASER SHALL ACCEPT) EACH PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE SELLER REPRESENTATIONS. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NO SELLER ENTITY SHALL BE LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, DUE DILIGENCE INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES) MADE OR FURNISHED BY SELLERS, THE PROPERTY MANAGER, BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLERS, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THE SELLER REPRESENTATIONS. PURCHASER REPRESENTS TO SELLERS THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ACQUIRE THE PROPERTIES SUBJECT TO THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED ALL OF THE SELLER ENTITIES (AND THE OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS OF EACH SELLER ENTITY) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ANY SELLER ENTITY (OR ANY OF THE OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS OF ANY SELLER ENTITY) OR PROPERTY MANAGER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS). PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS MATERIALS OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTIES BE REQUIRED AFTER THE CLOSING DATE, PURCHASER HEREBY WAIVES ANY RIGHT TO PURSUE ANY ACTION AGAINST ANY OF THE SELLER ENTITIES (OR ANY OF THE OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS OF ANY SELLER ENTITY) WITH RESPECT TO SUCH CLEAN-UP, REMOVAL OR REMEDIATION.

9.3        Effect and Survival of Disclaimers.     Sellers and Purchaser acknowledge that the compensation to be paid to Sellers for the Properties has been decreased to take into account that the Properties are being sold subject to the provisions of this ARTICLE IX. Sellers and Purchaser agree that the provisions of this ARTICLE IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1        Confidentiality.     All information acquired by Purchaser or any of its Representatives (as hereinafter defined) with respect to the Properties, whether delivered by any Seller Entity or any of its Representatives or obtained by Purchaser as a result of its inspection of the Properties, examination of Sellers’ files or otherwise (collectively, “Inspection Material”) shall be used solely for the purpose of determining whether or not the Properties are suitable for Purchaser’s purpose and for no other reason. Notwithstanding the foregoing, in no event shall Inspection Material include internal reports, memoranda, analysis prepared by Purchaser, anything developed by Purchaser independently of the Inspection Material, any publicly available information obtained by Purchaser, any information known by Purchaser prior to the Effective Date (unless subject to a duty of confidentiality), or any information learned from a source not known to Purchaser to be bound by an obligation of confidentiality to Sellers (“Excluded Materials”). To the extent Excluded Materials contain information derived from Inspection Materials, then the information contained in the Excluded Materials shall remain subject to the confidentiality provisions of this Agreement. All Inspection Material shall be kept in strict confidence and shall not be disclosed to any individual or entity other than those Representatives of Purchaser who need to know the information for the purpose of assisting Purchaser in making such determination. The foregoing shall not apply to any Inspection Material or other information which is in the public domain (other than as a result of a breach of this Section 10.1) or which must be disclosed under applicable law or regulation or any disclosure required of Purchaser by the United States Securities and Exchange Commission, or with respect to information that Purchaser may have received from sources other than Sellers or their Representatives (collectively, “Permitted Disclosures”). Purchaser will indemnify, defend and hold each Seller Entity harmless from and against any and all loss, liability, cost, damage or expense any Seller Entity may suffer or incur as a result of the disclosure of any Inspection Material to any individual or entity other than: (i) an appropriate Representative of Purchaser and/or (ii) the use of any Inspection Material by Purchaser or any Representative thereof for any purpose other than as herein provided and/or (iii) any Permitted Disclosures. All of the terms and conditions of this Agreement (including the identity of Purchaser and the existence of this Agreement) are confidential, and Sellers shall not disclose such terms and conditions or the existence of this Agreement to anyone outside Sellers other than: (x) to Sellers’ legal counsel and other agents and representatives who need to know such information in connection with the transaction contemplated hereunder or (y) if such must be disclosed under applicable law or regulation (including without limitation, any disclosure required by the United States Securities and Exchange Commission). As used herein, “Representative” shall mean any owner, affiliate, agent, counsel representative, adviser, prospective partner, lender, or prospective lender of a party and any employee, officer, director or shareholder of any of them. If Purchaser shall elect to terminate this Agreement pursuant to the terms of this Agreement or if the Closing shall fail to take place for any other reason whatsoever, Purchaser will, promptly following Seller Contract Agent’s request therefore, return to Seller Contract Agent all Inspection Material in the possession of Purchaser or any of its Representatives and destroy all copies, notes or extracts thereof as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written form or contained in database or other similar form) containing or reflecting any Inspection Material (subject to Purchaser’s document retention policies). In the event of a breach or threatened breach by Purchaser or its Representatives of this Section 10.1, each Seller Entity shall be entitled to seek an injunction restraining Purchaser or its Representatives from disclosing, in whole or in part, any Inspection Material. Nothing herein shall be construed as prohibiting any Seller Entity from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall not survive the Closing, but shall continue in full force and effect notwithstanding the prior termination of this Agreement pursuant to any right of termination granted herein or otherwise for a period of 540 days after the date of such termination.

10.2     Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved in writing by Purchaser and Seller Contract Agent; provided, however, Purchaser and Sellers shall be permitted to disclose such information as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission, it being acknowledged by Seller that Purchaser may be required by law to disclose the Purchase Price and that Purchaser shall determine whether such disclosure is required by law in Purchaser’s sole discretion.

10.3     Discharge of Obligations. The acceptance of the Deeds by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Sellers herein and every agreement and obligation on the part of any Seller Entity to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.4     Assignment.

10.4.1  Except as expressly permitted hereunder, Purchaser may not assign its rights under this Agreement without first obtaining Seller Contract Agent’s written approval, which approval may be given or withheld in its sole discretion. The assignment of any of Purchaser’s rights under this Agreement without Seller Contract Agent’s prior written consent shall constitute a default by Purchaser under this Agreement except to the extent expressly permitted hereunder.

10.4.2  Purchaser shall give Seller Contract Agent written notice of any assignment of this Agreement at least ten (10) days prior to the Closing Date. Such notice shall identify the proposed assignee or transferee and the constituent individuals and/or entities thereof and such further information with respect to the proposed assignee or transferee and the constituent individuals and/or entities thereof, as Seller Contract Agent may reasonably request. Seller Contract Agent’s consent to any such assignment or transfer shall not relieve Purchaser of its obligations under this Agreement.

10.4.3  The provisions of Section 10.4.1 to the contrary notwithstanding, but subject to the provisions of Section 10.4.4, Purchaser may assign this Agreement to one or more Permitted Assignees (as hereinafter defined) without the prior written consent of Seller Contract Agent. In no event, however, shall the assignment of this Agreement to one or more Permitted Assignees be effective or of any force or effect whatsoever unless Purchaser shall give Seller Contract Agent written notice at least ten (10) days prior to the Closing Date. Purchaser shall cause to be delivered to Seller Contract Agent such further information with respect to such Permitted Assignee and the constituent individuals and/or entities thereof as Seller Contract Agent may reasonably request. Permitted Assignee shall execute and deliver to Sellers an assumption instrument reasonably satisfactory to Seller Contract Agent in form and substance whereby the Permitted Assignee expressly assumes each of the obligations of Purchaser under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money. No assignment shall release or otherwise relieve Purchaser from any obligations hereunder. For purposes of this Section 10.4, the term “Permitted Assignee” shall mean (a) any entity that is owned, controlled by or is under common control with Purchaser (a “Purchaser Controlled Entity”), (b) any entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Industrial Property Advisors LLC.

10.4.4  No assignment of this Agreement to any assignee, or transfer, directly or indirectly, of any stock, partnership or other ownership interest in Purchaser, shall be permitted if such assignment or transfer will, in the reasonable judgment of Seller Contract Agent, cause the transaction contemplated hereby or any party thereto to violate the requirements of ERISA. In order to enable Seller Contract Agent to make such determination, Purchaser shall cause to be delivered to Seller Contract Agent such information and certifications as are reasonably requested by Seller Contract Agent with respect to the proposed assignee or transferee, and the constituent persons or entities of any proposed assignee or transferee. The requested information and certifications may address, without limitation, whether the Properties are being purchased with the assets of an Employee Benefit Plan or whether a particular individual or entity is a party in interest to one or more identified Employee Benefit Plans.

10.5     Notices.  Any notice pursuant to this Agreement shall be given in writing by (i) personal delivery, or (ii) reputable overnight delivery service with proof of delivery, or (iii) via e-mail transmission (provided such is also sent by one of the other designated means), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith. Notices shall be deemed to have been given: (x) at the time of personal delivery, (y) in the case of overnight delivery, one business day after depositing with the courier, postage prepaid; or (z) in the case of an e-mail transmission, as of the date of the transmission (if such date is a business day), otherwise such shall be deemed to have been received on the next business day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller or
Seller Contract
Agent:	Ares Management LLC
3344 Peachtree Road, N.E., Suite 1950
Atlanta, Georgia 30326
Attention: Kary Nordholz
E-mail: knordholz@aresmgmt.com

With a copy to:	DW Management Co, LLC
2200 Century Parkway, Suite 100
Atlanta, GA 30345
Attn: Daniel Wald
E-Mail: dwald@dwmanage.com

With a copy to:	Levenfeld Pearlstein, LLC
Two North LaSalle Street, Suite 1300
Chicago, Illinois 60602
Attention: Thomas G. Jaros and Jeffery Hoffenberg
E-mail: tjaros@lplegal.com and jhoffenberg@lplegal.com

If to Purchaser:	IPT Acquisitions, LLC
518 17th Street, Suite 1700
Denver, CO 80202
Attn: Joshua J. Widoff, General Counsel
Sara J. Butz, Vice President
E-Mail: jwidoff@dividendcapital.com
sbutz@dividendcapital.com

With copies to:	Brownstein Hyatt Farber Schreck, LLP
410 17th Street
Denver, Colorado 80202
Attn: Bruce A. James, Esq.
Email: bjames@bhfs.com

Any counsel designated above or any replacement counsel which may be designated respectively by either party or such counsel by written notice to the other party is hereby authorized to give notices hereunder on behalf of its respective client. Any notice from Seller Contract Agent shall be deemed a notice from each of the Seller Entities. Any notice delivered to a Seller Entity shall be deemed to be delivered to all Seller Entities.

10.6     Binding Effect.  This Agreement shall not be binding in any way upon Sellers unless and until each Seller Entity shall execute and deliver the same to Purchaser.

10.7     Modifications.  This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.8     Notification Letters.  Purchaser shall deliver the Tenant Notices to each of the Tenants under the Assigned Leases and the Vendor Notices to each of the vendors under the Assigned Contracts. The provisions of this paragraph shall survive Closing.

10.9     Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Georgia, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., Eastern time. The term “business day” as used herein shall mean any day that federal banks are open for business within the State of Georgia, other than Saturdays and Sundays.

10.10    Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.11    Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.12    Further Assurances.  Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement, but without any obligation on the part of either party to incur any liability or make any undertaking beyond that provided in this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller Contract Agent, execute acknowledgments of receipt with respect to any materials delivered by Sellers, Property Manager or Broker to Purchaser with respect to the Properties. The provisions of this Section 10.12 shall survive Closing.

10.13    Counterparts/Facsimile Execution.   This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. A counterpart of this Agreement transmitted by electronic means (including so-called PDF) or facsimile will, if it is executed, be deemed in all respects to be an original document, and any signature on that document shall be deemed to be an original signature with the same binding legal effect as an original executed counterpart of this Agreement.

10.14    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.15    Applicable Law. This Agreement shall be governed by the laws of the State of Georgia and the substantive federal laws of the United States and the laws of such state. Sellers and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in Georgia in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state of Georgia. Purchaser and Sellers agree that the provisions of this Section 10.15 shall survive the Closing of the transaction contemplated by this Agreement.

10.16    No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Sellers and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.17   Exhibits and Schedules. All appendices, schedules and exhibits attached hereto shall be deemed to be an integral part of this Agreement.

10.18   Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.19   Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.20   Termination of Agreement. It is understood and agreed that if either Purchaser or Sellers terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve all Seller Entities and Purchaser from all obligations under this Agreement as to all Properties (except as provided in ARTICLE VII with respect to Damaged Properties), except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.21   Survival. The provisions of this ARTICLE X and any other provisions of this Agreement which by their terms are intended to be performed or be applicable after Closing shall survive Closing or any termination of this Agreement prior thereto and shall not be merged into the execution and delivery of the Deeds (subject to any express limitation upon the time period of such survival contained herein, including Section 5.3.1). The foregoing is in addition to and not in exclusion of any survival provisions elsewhere set forth in this Agreement.

10.22   No Recordation.   Neither this Agreement nor any memorandum of the terms hereof shall be recorded or otherwise placed of public record and any breach of this covenant shall, unless the party not placing same of record is otherwise in default hereunder, entitle the party not placing same of record to pursue its rights and remedies under ARTICLE VI.

10.23   Joint and Several Liability for Sellers.  The liability of the Sellers hereunder shall be joint and several, provided that such liability may be limited as set forth in Section 5.3, Section 6.3, ARTICLE IX and elsewhere in this Agreement. Neither Purchaser nor Sellers shall have recourse against any member or affiliate of the other. In the event Purchaser receives a notice from a Seller Entity, the same shall be deemed to constitute notice from all Sellers. In the event that any one Seller Entity brings an action against Purchaser, all Sellers must be joined in order for such action to be effective. The foregoing provisions apply to all Closing documents executed by Sellers, with the same force and effect as if expressly set forth therein.

10.24   Waiver of Jury Trial.   TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE RETAINED COUNSEL OF THEIR OWN CHOOSING AND SUCH COUNSEL HAS FULLY EXPLAINED THE CONTENT AND LEGAL EFFECT OF THIS SECTION 10.24.

10.25   [Intentionally Deleted].

10.26   Time is of the Essence.  Time is of the essence in the performance of each term, condition and covenant contained in this Agreement. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act.

ARTICLE XI

STATE SPECIFIC PROVISIONS

11.1     Properties Located in California. The following provisions shall apply to any Properties located in California and the Seller Entity which Respective Property is located in the state of California:

(a)       Purchaser and such Seller Entity each waive the provisions of California Civil Code Section 1662 to the extent that such provisions are not fully consistent with ARTICLE VII.

(b)       In connection with the waivers and releases contained in ARTICLE IX, Purchaser acknowledges that it is fully apprised of the provisions of law relating to the same and upon advice of counsel hereby expressly waives all rights under California Civil Code Section 1542, which provides that:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

1. INITIALS:	/S/AK
PURCHASER

(c)       Pre 1975 Construction Disclosure.  Seller hereby informs Purchaser that the Improvements may have been constructed during or prior to 1975, and the construction method may have been that of pre-cast tilt-up concrete. In accordance with California law, Purchaser acknowledges receipt of a copy of the Commercial Property Owner’s Guide to Earthquake Safety published by the State of California Seismic Safety Commission (the “Guide”). In connection with the Commercial Property Earthquake Weakness Disclosure Report (the “Disclosure Report”) which is made a part of the Guide, Seller hereby notifies Purchaser that with respect to Question Nos. 1 through 4 in such Disclosure Report, Seller does not know the answers to such questions and that, by the execution of this Agreement by Seller, Seller shall have been deemed to have executed and delivered the Disclosure Report and shall be deemed to have checked the “Don’t Know” box following each such questions.

(d)        Alquist-Priolo Geologic Hazard Disclosure.  Purchaser acknowledges that the Property may be within a special study zone as designated under the Acquist-Priolo Geologic Hazard Act (Section 2621 of California Public Resources Code). If the Property is so located, construction or development on Real Property of any structures intended for human occupancy may be subject to the findings of a geological report prepared by a geologist registered in the State of California. Purchaser hereby expressly assumes such risk and hereby releases Seller and its agents and representatives and each of them from any and all loss, injury or damage which will or may be sustained by Purchaser as a consequence of the Property being within any such special study zone.

(e)       NHDS.    Purchaser and Seller acknowledge that Seller is required to disclose if the Property is situated within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land are that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Purchaser acknowledges that Seller has engaged the services of Stewart Specialty Insurance Services (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations with respect to such natural hazards, that Seller has delivered to Purchaser a written report by Natural Hazard Expert disclosing the results of its examination of the Property dated November 25, 2015 (the “Natural Hazard Disclosure Statement”), including the matters required by that certain Article 1.7 of the California Civil Code (currently Section 1103 through 1103.14), and that Purchaser has received and reviewed a copy of the booklets available at https://www.disclosuresave.com/useful-links/. Purchaser acknowledges that this transaction is not subject to such Article 1.7, but that nevertheless the Natural Hazard Disclosure shall serve to satisfy any and all disclosure requirements under applicable law relating to the matters referenced in the Natural Hazard Disclosure. Seller does not warrant or represent either the accuracy or completeness of the information in the Natural Hazard Disclosure, and Purchaser shall use same merely as a part in its overall investigation of the Property. Without limiting the foregoing, (i) Purchaser shall be, and is hereby, deemed to have accepted any condition of the Property disclosed in the Natural Hazard Disclosure Statement, and (ii) Purchaser is and shall be deemed to have represented to Seller that Purchaser has conducted any further reviews or investigations of the Property that Purchaser believes are necessary or desirable with respect to obtaining, updating, or further investigating any information relating to potential natural hazard conditions on or affecting the Property. For the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and the Natural Hazard Disclosure Statement referred to above.

(f)       AB 1103.  Notwithstanding that Assembly Bill #1103, the Nonresidential Building Energy Use Disclosure regulations (California Code of Regulations, Title 20, §1680 et seq.) (“AB 1103”), Seller shall not register the Property or any Improvements located thereon with the “Energy Star Portfolio Manager” or otherwise comply with AB 1103. Purchaser hereby expressly consents to Seller not registering the Property as described in the prior sentence, and further waives and relinquishes any and all claims against Seller arising out of or relating to Seller not registering the Property with the “Energy Star Portfolio Manager” or otherwise complying with AB 1103, including without limitation, the condition of the Property as might be revealed if Seller had made such registration under AB 1103, it being the express agreement of the Purchaser and Seller that Purchaser’s investigations and approval of the Property are subject to the terms of this Agreement.

11.2     Properties Located in Illinois.  The following provisions shall apply to any Properties located in Illinois and the Seller Entity which Respective Property is located in the state of Illinois:

(a)       Municipal Documentary Stamps.  If required by applicable law, prior to Closing, Seller Entity shall, at Seller Entity’s sole cost and expense, take such actions as are necessary to procure the documentary stamps from the Village of Romeoville, Illinois as are required in connection with the Deed and the conveyance of the Property, including, without limitation, complying with any inspection requirement and performing any corrections related thereto.

(b)       Bulk Transfer.  Within two (2) business days after the Effective Date, the Seller Entity owning the Respective Property in Romeoville, Illinois shall notify the Illinois Department of Revenue (the “IDR”) of Purchaser’s pending acquisition of the Property from Seller Entity in accordance with the in connection with the requirements of (i) the Illinois Income Tax Act, 35 ILCS 5/902(d) as amended, and (ii) Section 5j of the Illinois Retailers’ Occupation Tax Act, 35 ILCS 120/5j, as amended (collectively, the “Illinois Tax Act”). In the event that the IDR issues a certificate(s) (a bulk sales stop order) requiring withholding under the Illinois Tax Act with respect to the Closing (the “Certificate”), then Purchaser shall be entitled to withhold the amounts required pursuant to the Certificate (the “Withholding Amounts”) from the payment of the Purchase Price, which Withholding Amount shall be deposited at Closing with Escrow Agent pursuant to escrow instructions reasonably acceptable to Seller and Purchaser that shall provide for the release of the Withholding Amounts (including, without limitation, all earnings thereon) to Seller only upon the furnishing of a bulk sales release of stop order or other evidence that no further sums are required to be withheld by the IDR under the Illinois Tax Act. Seller and Purchaser shall reasonably cooperate in obtaining any such evidence and in causing the Withholding Amounts to be paid by Escrow Agent to Seller upon the furnishing of such evidence. In the event Seller Entity fails to obtain a bulk sales release from the IDR prior to Closing, then Seller Entity agrees to indemnify, defend and save Purchaser harmless from and against, and to promptly reimburse Purchaser for any losses actually sustained or incurred by Purchaser relating to, resulting from, or arising out of any failure to obtain a bulk sales release or any liability under the Act attributable to Seller Entity, which indemnity shall survive Closing until the earlier of (a) the expiration of the Survival Period, or (b) the date Seller Entity obtains a bulk sales release.

11.3     Properties Located in Georgia.   The following provisions shall apply to any Properties located in Georgia and the Seller Entity which Respective Property is located in the state of Georgia:

(a)        Seller Entity’s Obligations at Closing. Seller Entity shall:

(i) deliver reasonably acceptable evidence that Seller Entity is a Georgia resident for purposes of O.C.G.A. §48-7-128 or that Seller Entity is otherwise exempt from the withholding requirements of O.C.G.A. §48-7-128. Absent evidence of exemption, Seller Entity and Purchaser shall withhold as required by Georgia law;

(ii)  deliver an affidavit regarding brokers substantially in the form attached hereto as EXHIBIT K;

(iii) cause Broker to deliver a lien waiver executed by Broker substantially in the form attached hereto as EXHIBIT L;

(b)       Purchaser Controlled Entity Deliverables for Property located in Georgia. At Closing, the Purchaser Controlled Entity taking title to Property located in Georgia shall deliver an affidavit regarding brokers substantially in the form attached hereto as EXHIBIT M.

(c)       Quitclaim Deed.  At Closing, in addition to all other Closing and delivery requirements set forth in this Agreement, the Seller Entity conveying title to the Respective Property located at 2700 Barrett Lakes, Kennesaw, Georgia (“2700 Barrett Lakes Property”) shall deliver to Purchaser a quitclaim deed, in recordable and customary form, conveying all right, title and interest in and to the real property (if any) legally described in Schedule II of Property Exhibit 2 (“Quitclaim Deed”).

11.4     Properties located in Kentucky.   The following provisions shall apply to any Properties located in Kentucky and the Seller Entity which Respective Property is located in the state of Kentucky:

(a)       Seller Entity’s Obligations.  Seller Entity shall deliver to Purchaser within five (5) business days of receipt by Seller Entity any written notices received from the applicable governmental taxing authority relating to ad valorem real property tax assessments for the Respective Property located in Kentucky.

(b)       Allocation of Value to Tangible Personal Property.  Seller Entity owning the Respective Property in Kentucky agrees and acknowledges that it will attribute a value of $0.00 to any Tangible Personal Property located on the Respective Property in the state of Kentucky and conveyed to Purchaser at Closing. Purchaser shall cause the Permitted Assignee taking title to the Respective Property located in Kentucky to attribute a value of $0.00 to any Tangible Personal Property located on the Respective Property in the state of Kentucky and conveyed to Purchaser (or such Permitted Assignee) at Closing.

11.5     Properties Located in North Carolina.   The following provisions shall apply to any Properties located in North Carolina and the Seller Entity which Respective Property is located in the state of North Carolina:

(a)       Real Property Tax Prorations.   Real property taxes for the Properties located in North Carolina shall be prorated on a calendar year basis

[signatures on next pages – Page S-1, S-2 and S-3]

IN WITNESS WHEREOF, Sellers and Purchaser have duly executed this Purchase and Sale Agreement as of the Effective Date.

SELLERS:

AP REDLANDS LLC, a Delaware limited liability company

By:	/s/ HOWARD C. HUANG

Name:	Howard C. Huang

Title:	Vice President

AP BARRETT LAKES 2700 LLC, a Delaware limited liability company

By:	/s/ HOWARD C. HUANG

Name:	Howard C. Huang

Title:	Vice President

AP BARRETT LAKES 2750 LLC, a Delaware limited liability company

By:	/s/ HOWARD C. HUANG

Name:	Howard C. Huang

Title:	Vice President

AP BARRETT LAKES 2850 LLC, a Delaware limited liability company

By:	/s/ HOWARD C. HUANG

Name:	Howard C. Huang

Title:	Vice President

[signatures of Sellers continued on page S-2]

S-1

AP TAYLOR ROAD LLC, a Delaware limited liability company

By:	/s/ HOWARD C. HUANG

Name:	Howard C. Huang

Title:	Vice President

AP OMEGA PARKWAY LLC, a Delaware limited liability company

By:	/s/ HOWARD C. HUANG

Name:	Howard C. Huang

Title:	Vice President

AP JAMESBURG DRIVE LLC, a Delaware limited liability company

By:	/s/ HOWARD C. HUANG

Name:	Howard C. Huang

Title:	Vice President

[signature of Purchaser on page S-3]

S-2

PURCHASER:

IPT ACQUISITIONS LLC, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

	By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

		By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

			By:	/s/ ANDREA KARP

Name:	Andrea Karp

Title:	SVP

S-3